UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)   December 4, 2006
CANARGO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32145	91-0881481

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CanArgo Energy Corporation
P.O. Box 291, St. Peter Port
Guernsey, British Isles	GY1 3RR

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (44) 1481 729 980

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The matters discussed in this Current Report on Form 8-K include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
Section 7—Regulation FD
Item 7.01. Regulation FD Disclosure.
The following information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”
December 4th, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (”CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today issued an operations update on its drilling activities in Georgia.
In the Manavi 12 well the 7 inch casing was successfully run and cemented at a depth of 15,360 feet (4,682 metres) in the Upper Cretaceous. The well was then drilled in a 6 1/2 inch hole to a depth of 15,735 feet (4,796 metres) penetrating the higher pressure and more porous / permeable reservoir interval previously encountered in original well bore where a major hydrocarbon influx was observed. Hydrocarbons were again recorded in this zone. At this point, it was planned to perform an open hole drill stem test (DST) on this interval with Baker Hughes providing the down hole testing equipment, in order to obtain interim flow and pressure data. Unfortunately, due to on going delays encountered by Baker and its shipping agent initially in Russia and later in Azerbaijan, the DST tools have not yet arrived in Georgia. It is now believed that it would be at least another six days before the interim test could begin. With the Saipem rig and crew having already been on stand-by for a week, and with continued uncertainty as to the delivery date of the DST tools, the costs have become prohibitively expensive to remain on stand-by so it has been decided to drill ahead to the planned total depth (TD) of approximately 16,732 feet (5,100 metres) and then carry out a full production test on the well. We expect to reach TD by the end of the year, then run electric logs and case the well prior to the production test.
The well is currently drilling ahead at 15,761 feet
(4,804 metres).
Operations have commenced at the Kumisi site, where it is planned to drill a well to test an up-dip extension of a Soviet era gas discovery. The well will be drilled to a planned TD of approximately 12,140 feet (3,700 metres) in the Cretaceous using CanArgo Rig #2 which is being mobilised from the Norio location. The well will be spudded once a drilling permit has been obtained. This is being temporarily delayed due to an ongoing reorganisation of the State Regulator for Oil and Gas Resources in Georgia, the body responsible for issuing permits, but it is hoped that the matter will be resolved prior to the end of the year. In the meantime, and in order to avoid any delays with commencing the well, the Prime Minister of Georgia has provided CanArgo with a letter indemnifying the company for any liabilities which may arise from operating on the site.
Earlier this year it was announced that the Company’s subsidiary CanArgo (Nazvrevi) Limited had signed a Memorandum of Understanding with the Georgian government which commits the government to purchasing any gas discovered at Kumisi on agreed commercial terms on a take-or-pay basis.
The information in this report (including its exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to liability of that section. The information in this report (including its exhibit) shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
A copy of the Press Release is attached hereto as Exhibit 99.1.

Section 9—Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit No.	Exhibit Description

99.1	Press Release dated December 4, 2006 issued by CanArgo Energy Corporation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION

Date: December 4, 2006	By:	/s/ Elizabeth Landles

Elizabeth Landles, Corporate Secretary